Filed Pursuant to Rule 424(b)(7)
Registration No. 333-172257
Prospectus Supplement
(To Prospectus dated January 27, 2012)

PZENA INVESTMENT MANAGEMENT, INC.

Class A Common Stock

This prospectus supplement further supplements and amends the prospectus dated January 27, 2012 relating to the resale from time to time of up to 40,114,701 shares of our Class A common stock by the selling stockholders described therein and in this prospectus supplement.  The selling stockholders are offering all of the shares of our Class A common stock offered by this prospectus supplement.  We will not receive any proceeds from the sale by the selling stockholders of shares of Class A common stock.

This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Our Class A common stock is traded on the New York Stock Exchange under the symbol “PZN.” On February 26, 2013, the NYSE official closing price of our Class A common stock was $6.10 per share.

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of the accompanying prospectus to read about factors you should consider before buying our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated February 28, 2013

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus supplement may offer to sell from time to time in the future up to an aggregate of 40,114,701  shares of our Class A common stock, par value $0.01 per share. As of the date of this prospectus supplement, the selling stockholders collectively hold 835,553 of these shares of our Class A common stock.  The remaining shares of our Class A common stock may be issued to the selling stockholders upon their election to exchange an equivalent number of Class B Units of our operating company pursuant to the terms and subject to the conditions set forth in the operating agreement of our operating company.  These Class B Units were issued to the selling stockholders (i) in connection with the reorganization of our operating company and the concurrent initial public offering of our Class A common stock on October 30, 2007, (ii) as equity incentive awards or bonus amounts under the Pzena Investment Management, LLC 2006 Equity Incentive Plan, as amended, or the Pzena Investment Management, LLC Amended and Restated Bonus Plan, as amended, respectively, or (iii) in connection with donations by certain of our executive officers on November 30, 2012, February 14, 2013 and February 28, 2013.  Pursuant to the exchange provisions of our operating company’s operating agreement, we are required to designate at least one date on or before October 30th of each year on which all holders of Class B Units are permitted to exchange up to 15% of their vested Class B Units for an equivalent number of shares of our Class A common stock, subject to certain exceptions and other limitations.  To the extent that any of the selling stockholders elect to exchange any of these Class B Units for shares of our Class A common stock, they may resell the equivalent number of shares of Class A common stock issued to them in exchange therefor pursuant to this prospectus supplement and the accompanying prospectus, in addition to any of the shares of our Class A common stock collectively held by them as of the date of this prospectus supplement.

The selling stockholders named below consist of each of our current executive officers and their estate planning vehicles and donees.  The selling stockholders may sell all, some or none of their Class A common stock in this offering. See “Plan of Distribution” in the accompanying prospectus.

The table below describes each selling stockholder’s beneficial ownership of our Class A common stock and Class B common stock (i) as of the date of this prospectus supplement and (ii) assuming each selling stockholder has exchanged all Class B Units currently beneficially owned by it for the equivalent number of shares of our Class A common stock and resold all such shares of our Class A common stock pursuant to this prospectus supplement and the accompanying prospectus.

Each share of our Class A common stock is entitled to one vote per share on all matters submitted to a vote of our stockholders.  Each share of our Class B common stock, par value $0.00001 per share, is entitled to five votes per share on all matters submitted to a vote of our stockholders.  Upon the issuance by our operating company of a Class B Unit, we are required to issue the holder thereof one share of our Class B common stock.  Upon the exchange of a Class B Unit for a share of our Class A common stock, the share of our Class B common stock originally issued in connection with the Class B Unit is automatically redeemed and cancelled.

    Information concerning the selling stockholders may change from time to time.  Any changes to the information provided below will be set forth in a supplement to this prospectus supplement if and when necessary.

	Beneficial Ownership Prior to this Offering(1)							Beneficial Ownership After this Offering(1)(2)
Name and Address of Selling Stockholder(3)	Number of Shares of Class A Common Stock (Column A)		Number of Shares of Class B Common Stock (Column B)		Percentage of Class A Common Stock (Column C)	Percentage of Class B Common Stock (Column D)	Number of Shares of Class A Common Stock that may be sold in this Offering(4) (Column E)	Number of Shares of Class A Common Stock		Number of Shares of Class B Common Stock		Percentage of Class A Common Stock	Percentage of Class B Common Stock
Vanguard Charitable Endowment Program	30,000		0		*	0	30,000	0		0		0	0
Fidelity Investments Charitable Gift Fund	0		800,000		0	1.5	800,000	0		0		0	0
Richard S. Pzena, Chairman, Chief Executive Officer, Co-Chief Investment Officer	106		24,528,620	(5) (6)	*	45.5	18,070,126	0		200,000	(6)	0	*
The Aaron Pzena Family Trust(7)	0		1,564,650		0	2.9	1,564,650	0		0		0	0
The Michele Pzena Family Trust(8)	0		1,564,650		0	2.9	1,564,650	0		0		0	0
The Eric Pzena Family Trust(9)	0		1,564,650		0	2.9	1,564,650	0		0		0	0
The Daniel Pzena Family Trust(12)	0		1,564,650		0	2.9	1,564,650	0		0		0	0
John P. Goetz, President, Co-Chief Investment Officer	0		5,951,755	(5) (6)	0	11.1	5,042,785	0		200,000	(6)	0	*
The Rachel Theresa Goetz Trust (11)	0		354,485		0	1.0	354,485	0		0		0	0
The Carrie Esther Goetz Trust (11)	0		354,485		0	1.0	354,485	0		0		0	0
William L. Lipsey, President, Marketing and Client Service	0		5,437,910	(5)(6)	0	10.1	3,966,490	0		200,000	(6)	0	*
The William Lipsey Dynasty Trust (12)	0		1,271,420		0	2.4	1,271,420	0		0		0	0
Antonio DeSpirito, III, Executive Vice President	735,447	(13)	1,186,907	(6)	6.5	2.2	1,248,101	250,000	(13)	424,253	(6)	2.2	1.0
Michael D. Peterson, Executive Vice President	320,000		2,305,207	(5)(6)	2.9	4.3	1,967,946	0		237,261	(6)	0	*
The Michael D. Peterson 2009 Grantor Retained Annuity Trust(14)	0		210,000		0	*	210,000	0		0		0	0
The Sarah M. Peterson 2009 Grantor Retained Annuity Trust (15)	0		210,000		0	*	210,000	0		0		0	0

*           Less than one percent.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares. In calculating the number of shares beneficially owned by each selling stockholder prior to and after this offering, we have based our calculations on 11,069,566 shares of Class A common stock and 53,676,316 shares of Class B common stock, in each case outstanding as of February 22, 2013.

(2)	Assumes the sale of all shares of Class A common stock offered by the selling stockholder pursuant to this prospectus.

(3)
The address of each selling stockholder (other than Fidelity Investments Charitable Gift Fund and Vanguard Charitable Endowment Program) is c/o Pzena Investment Management, Inc., 120 West Forty Fifth Street, New York, New York 10036.  The address of Fidelity Investments Charitable Gift Fund is 200 Seaport Boulevard, Boston, Massachusetts 02210. The address of Vanguard Charitable Endowment Program is P.O. Box 3075, Southeastern, PA 19398.

(4)
As of the date of this prospectus, each of the selling stockholders (other than Vanguard Charitable Endowment Program) holds a number of Class B Units that is equivalent to the number of shares of Class B common stock listed in Column B above.  Since these Class B Units are exchangeable for an equivalent number of shares of Class A common stock which may be resold pursuant to this prospectus, the number of shares of Class A common stock listed in this Column E includes the number of shares of Class A common stock issuable to each selling stockholder upon its election to exchange this number of Class B Units.

Excludes Class B Units owned by certain selling stockholders which were not included in the original prospectus, dated January 27, 2012.

Excludes shares held by Gregory S. Martin, our former Chief Financial Officer.

(5)
Includes the number of shares of our Class B common stock listed below that are directly held by certain trusts established for estate planning purposes by the selling stockholders named below. In the case of certain trusts established by Mr. Pzena, Mr. Pzena may be deemed to beneficially own the shares directly held by these trusts because he may be considered to share dispositive power over securities held by these trusts, along with their respective trustees, pursuant to the terms of the applicable trust agreements. Each of the selling stockholders listed below disclaims beneficial ownership of the number of shares of Class B common stock and the corresponding Class B Units (including the shares of Class A common stock underlying these Class B Units) held by the applicable trusts.

Selling Stockholder	Number of Shares of Class B Common Stock Held by Trusts(s)
Richard Pzena	6,258,600
John P. Goetz	708,970
William L. Lipsey	1,271,420
Michael D. Peterson	420,000

(6)
Set forth below opposite the selling stockholder’s name are options to purchase a number of Class B Units, and in certain cases Class B Units which were not included in the original prospectus, dated January 27, 2012.

Selling Stockholder	Options to Acquire Class B Units	Class B Units (not included in original prospectus, dated January 27, 2012)
Richard Pzena	200,000	-
John P. Goetz	200,000	-
William L. Lipsey	200,000	-
Antonio DeSpirito, III	418,301	5,952
Michael D. Peterson	159,869	77,392

(7)	William Greenblatt is the Trustee of this Trust. As the Trustee, he may be deemed to be a beneficial owner of the shares held by this Trust.

(8)	Laura Pzena is the Trustee of this Trust. As the Trustee, she may be deemed to be a beneficial owner of the shares held by this Trust.

(9)	Robin Pzena is the Trustee of this Trust. As the Trustee, she may be deemed to be a beneficial owner of the shares held by this Trust.

(10)	Jeffrey Pzena and William Pearce are the Trustees of this Trust. As the Trustees, each of them may be deemed to be a beneficial owner of the shares held by this Trust.

(11)	Amelia Jones Feinberg is the Trustee of this Trust. As the Trustee, she may be deemed to be a beneficial owner of the shares held by this Trust.

(12)	Amy Lipsey is the Trustee of this Trust. As the Trustee, she may be deemed to be a beneficial owner of the shares held by this Trust.

(13)	Includes options to purchase 250,000 shares of Class A common stock which are currently exercisable.

(14)	Sarah M. Peterson and Tobi Zemsky are Trustees of this Trust. As the Trustees, each of them may be deemed to be the beneficial owners of the shares held by this Trust.

(15)	Michael D. Peterson and Tobi Zemsky are Trustees of this Trust. As the Trustees, each of them may be deemed to be the beneficial owners of the shares held by this Trust.

PROSPECTUS

PZENA INVESTMENT MANAGEMENT, INC.

Up to 40,114,701Shares of Class A Common Stock

The selling stockholders named in this prospectus may offer to sell from time to time in the future up to an aggregate of 40,114,701 shares of our Class A common stock, par value $0.01 per share.  As of the date of this prospectus, the selling stockholders collectively hold 700,968 of these shares of our Class A common stock.  The remaining 39,413,733 of these shares of our Class A common stock may be issued to the selling stockholders upon their election to exchange an equivalent number of Class B Units of Pzena Investment Management, LLC, our operating company, pursuant to the terms and subject to the conditions set forth in the operating agreement of our operating company.  To the extent that any of the selling stockholders elect to exchange any of these 39,413,733 Class B Units for shares of our Class A common stock, they may resell the equivalent number of shares of Class A common stock issued to them in exchange therefor pursuant to this prospectus, in addition to any of the 700,968 shares of our Class A common stock collectively held by them as of the date of this prospectus.

The selling stockholders named herein consist of each of our current executive officers and their estate planning vehicles.  Other than as described herein, none of the selling stockholders currently intend to exchange any of their Class B Units for shares of our Class A common stock or to sell or otherwise transfer any shares of Class A common stock beneficially owned by them pursuant to this prospectus.

The selling stockholders may sell from time to time in the future all or a portion of the shares of Class A common stock referred to in this prospectus and offered hereby directly or through one or more underwriters, broker-dealers or agents. If the shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. We provide more information about how the selling stockholders may sell their Class A common stock in the section entitled “Plan of Distribution” herein.

Our Class A common stock is traded on the New York Stock Exchange under the symbol “PZN.” On December 23, 2011, the NYSE official closing price of our Class A common stock was $4.79 per share.

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus to read about factors you should consider before buying our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 27, 2012